     As filed with the Securities and Exchange Commission on April 27, 2001
                                                   Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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                        LAKEHEAD PIPE LINE PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                     39-1715850
 (State or other jurisdiction                        (I.R.S. Employer
      of incorporation or                           Identification No.)
         organization)

                               LAKE SUPERIOR PLACE
                             21 WEST SUPERIOR STREET
                             DULUTH, MINNESOTA 55802
                                 (218) 725-0100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 S. MARK CURWIN
                               LAKE SUPERIOR PLACE
                             21 WEST SUPERIOR STREET
                             DULUTH, MINNESOTA 55802
                                 (218) 725-0100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                                 JOHN A. WATSON
                           FULBRIGHT & JAWORSKI L.L.P.
                            1301 MCKINNEY, SUITE 5100
                                HOUSTON, TX 77010
                                 (713) 651-5151

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective, as determined by market conditions.
                                ----------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

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TITLE OF EACH CLASS                PROPOSED MAXIMUM
OF SECURITIES TO BE                AGGREGATE OFFERING        AMOUNT OF
REGISTERED                         PRICE(1)                  REGISTRATION FEE(1)
--------------------------------------------------------------------------------
Class A Common Units
  representing limited
  partner interests                  $ 500,000,000               $125,000
--------------------------------------------------------------------------------
(1)  Calculated pursuant to Rule 457(o).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED APRIL 27, 2001

PROSPECTUS
                        $500,000,000 CLASS A COMMON UNITS
                        LAKEHEAD PIPE LINE PARTNERS, L.P.

                     REPRESENTING LIMITED PARTNER INTERESTS

                                ----------------

        We may offer and sell up to $500,000,000 of our Class A Common Units in one or more separate offerings with this prospectus. We will determine the prices and terms of the sales at the time of each offering and will describe them in a supplement to this prospectus.

        This prospectus can be used to offer or sell units only if it is accompanied by a prospectus supplement. The prospectus supplement will contain important information about us and the units that is not included in this prospectus. You should read this prospectus and the prospectus supplement carefully.

        We may sell these units to underwriters or dealers, or we may sell them directly to other purchasers. See "Plan of Distribution". The prospectus supplement will list any underwriters and the compensation that they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling the units, after we pay certain expenses of the offering.

        The Class A Common Units are listed on the New York Stock Exchange under the symbol "LHP".

        Our executive offices are located at Lake Superior Place, 21 West Superior Street, Duluth, Minnesota 55802, and our telephone number is (218) 725-0100.

        INVESTING IN THE UNITS INVOLVES RISK. YOU SHOULD CONSIDER EACH OF THE FACTORS DESCRIBED OR REFERENCED UNDER "RISK FACTORS" IN ANY APPLICABLE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY UNITS.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Dated April 27, 2001


        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS

Who We Are.............................................................   3

About this Prospectus..................................................   3

Where You Can Find More Information....................................   3

Forward-Looking Statements.............................................   4

The Partnership........................................................   4

Use of Proceeds........................................................   5

Cash Distributions.....................................................   5

Conflicts of Interest and
   Fiduciary Responsibilities..........................................   9

Tax Considerations.....................................................  12

Investment in Lakehead by Employee
   Benefit Plans.......................................................  26

Plan of Distribution...................................................  27

Legal Matters..........................................................  28

Experts................................................................  28

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        You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                   WHO WE ARE

        We are a publicly traded Delaware limited partnership that owns and operates a regulated crude oil and natural gas liquids pipeline business in the United States. Lakehead Pipe Line Company, Inc.,an indirect wholly owned subsidiary of Enbridge Inc. of Canada, serves as our general partner. We and Enbridge transport crude oil and other liquid hydrocarbons for our customers through the world's longest liquid petroleum pipeline system, which we refer to as the "System." We own the United States portion of the System, which we refer to as the "Lakehead System," and a subsidiary of Enbridge Inc., Enbridge Pipelines Inc., owns the Canadian portion of the System, which we refer to as the "Enbridge System." The System is the primary transporter of crude oil from western Canada to the United States and is the only pipeline system that transports crude oil from western Canada to eastern Canada. The System serves all the major refining centers in the Great Lakes region of the United States, as well as the Province of Ontario, Canada.

        As used in this prospectus, "we," "us," "our," and "Lakehead" means Lakehead Pipe Line Partners, L.P. and includes our subsidiary operating partnership, Lakehead Pipe Line Company, Limited Partnership. Our Class A Common Units represent limited partner interests in Lakehead Pipe Line Partners, L.P. We also have limited partner interests that are represented by Class B Common Units. All of our Class B Units are owned by our general partner. The Class A Common Units and Class B Common Units are referred to in this prospectus as "units."

                              ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. Under this shelf registration process, we may sell the Class A Common Units described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of us and the Class A Common Units. Each time we sell Class A Common Units with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of the date on the cover page. You should carefully read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, New York, New York 10048, and at 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-733-0330 for further information on their public reference room. Our SEC filings are also available at our website at http://www.lakehead.com or at the SEC's web site at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Class A Common Units offered by this prospectus.

        -Our Annual Report on Form 10-K for the fiscal year ended December 31,
         2000 (the "Form 10-K");

        -Our Current Report on Form 8-K dated March 13, 2001;

        -Our Current Report on Form 8-K dated April 27, 2001.

We will provide you a copy of these filings, at no cost, if you contact us at:

        Mr. Tracy Barker
        Investor Relations
        800-525-3999
        403-231-5949
        investor@lakehead.com

                           FORWARD-LOOKING STATEMENTS

        Some of the information included in this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference contain forward-looking statements. These statements use forward-looking words such as "may," "will," "anticipate," "believe," "expect," "project" or other similar words. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition or state other "forward-looking" information. These statements reflect Lakehead's current views with respect to future events and are subject to various risks, uncertainties and assumptions including, but not limited, to the price of crude oil, the supply of western Canadian crude oil, the willingness of western Canadian producers to ship on the Lakehead System, governmental regulatory policies, competitive factors, our ability to acquire other companies and assets and other conditions. These factors and conditions are subject to risks and uncertainties that may cause our actual results to differ substantially from those expressed or implied by these statements. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

                                 THE PARTNERSHIP

        We are a publicly traded Delaware limited partnership that owns and operates a regulated crude oil and natural gas liquids pipeline business in the United States. We and Enbridge transport crude oil and other liquid hydrocarbons for our customers through the world's longest liquid petroleum pipeline system. We own the United States portion of the System and Enbridge owns the Canadian portion of the System. The System is the primary transporter of crude oil from western Canada to the United States and it is the only pipeline system that transports crude oil from western Canada to eastern Canada. The System serves all the major refining centers in the Great Lakes region of the United States, as well as the Province of Ontario, Canada.

        Crude oil shipments tendered to the System originate in oil fields in the western Canadian provinces of Alberta, Saskatchewan, Manitoba and British Columbia and in the Northwest Territories of Canada and are delivered to the System through facilities owned and operated by third parties or affiliates of Enbridge. Deliveries from the System are currently made in the prairie provinces of Canada and, through the Lakehead System, to the Great Lakes and Midwest regions of the United States and the Province of Ontario. These deliveries are made principally to refineries either directly or through connecting pipelines of other companies or affiliates of Enbridge.

        The System extends from Edmonton, Alberta, across the Canadian prairies to the United States border near Neche, North Dakota. From Neche, the System continues on to Superior, Wisconsin, where it splits into two branches with one branch traveling through the upper Great Lakes region and the other through the lower Great Lakes region of the United States. Both branches reenter Canada near Marysville, Michigan. From Marysville, the System continues on to Toronto, Ontario, with lateral lines to Nanticoke, Ontario and the Buffalo, New York area. The System is approximately 3,100 miles long, including the Lakehead System in the United States, which is approximately 1,880 miles long.

        Enbridge handles all scheduling of shipments (including routes, storage, etc.) in coordination with us. The Lakehead System includes 15 connections to other pipelines and refineries at various locations in the United States, including the refining areas in and around Minneapolis-St. Paul, Minnesota, Chicago, Illinois, Detroit, Michigan, Toledo, Ohio, Buffalo, New York and Patoka/Wood River, Illinois. The Lakehead System has three main terminals at Clearbrook, Minnesota, Superior, Wisconsin and Griffith, Indiana. The terminals are used to gather crude oil prior to injection into the Lakehead System and to provide tankage in order to allow for more flexible scheduling of oil movements.

                                 USE OF PROCEEDS

        Unless otherwise specified in a related prospectus supplement, the net proceeds received by us from the sale of the Class A Common Units will be used for general partnership purposes, including the operation and expansion of our pipeline system and the repayment of debt incurred for that purpose.

                               CASH DISTRIBUTIONS

GENERAL

        One of our principal objectives is to generate cash from our operations and to distribute Available Cash to our unitholders and our general partner. "Available Cash" means generally, with respect to any calendar quarter, the sum of all of our cash receipts plus net reductions to cash reserves less the sum of all of our cash disbursements and net additions to cash reserves. The full definition of Available Cash is set forth in "-- Certain Defined Terms." The definition of Available Cash permits our general partner to establish cash reserves that it determines are necessary or appropriate to provide for the proper conduct of our business (including cash reserves for future capital expenditures), to stabilize distributions of cash to our unitholders and the general partner or as necessary to comply with the terms of any of our agreements or obligations. The general partner has broad discretion in establishing reserves, and its decisions regarding reserves could have a significant impact on the amount of Available Cash distributed to our unitholders and the general partner. The timing of additions and reductions to reserves may impact the amount of incentive distributions payable to the general partner and may result in the realization of taxable income by unitholders before funds related to that income are distributed.

        We will distribute 100% of our Available Cash as of the end of each calendar quarter on or about 45 days after the end of such calendar quarter to unitholders of record on the record date and to the general partner. The record date will generally be the last day of the month immediately following the close of a calendar quarter.

        Cash distributions will be characterized as either distributions of Cash from Operations or Cash from Interim Capital Transactions. The distinction is important because it affects the amount of cash that is distributed to the unitholders relative to the general partner. To the extent a distribution is Cash from Interim Capital Transactions, the general partner may receive a smaller share. See "-- Quarterly Distributions of Available Cash -- Distributions of Cash from Operations" and "-- Quarterly Distributions of Available Cash -- Distributions of Cash from Interim Capital Transactions" below.

        Cash from Operations, which is determined on a cumulative basis, generally means the $54 million cash balance we had on the date of our initial public offering in 1991, plus all cash generated by our operations, after deducting related cash expenditures, reserves and certain other items. Cash from Interim Capital Transactions is generated by (i) borrowings and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business), (ii) sales of units or other equity interests for cash and (iii) sales or other dispositions of any assets for cash (other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business). The full definitions of Cash from Operations, Interim Capital Transactions and Cash from Interim Capital Transactions are set forth in "-- Certain Defined Terms."

        Cash distributions will be treated as distributions of Cash from Operations if the sum of all amounts distributed to the unitholders and to the general partner (including any incentive distributions) does not exceed the aggregate amount of all Cash from Operations from December 27, 1991 (the date Lakehead commenced operations) through the end of the calendar quarter prior to such distribution. Any cash distributed in excess of that amount will be deemed to constitute Cash from Interim Capital Transactions and distributed accordingly. See "-- Quarterly Distributions of Available Cash-Distributions of Cash from Interim Capital Transactions" and "-- Adjustment of the Target Distributions."

        If we distribute cash that is Cash from Interim Capital Transactions in an aggregate amount per unit equal to $21.50 (the offering price of the Class A Common Units in our initial public offering in December 1991), the distinction between Cash from Operations and Cash from Interim Capital Transactions will cease, and all cash will, in general, be distributed as Cash from Operations. See "-- Quarterly Distributions of Available Cash -- Distributions of

Cash from Interim Transactions." To date, we have not distributed Cash from Interim Capital Transactions. We do not anticipate distributing significant amounts of Cash from Interim Capital Transactions in the future.

        Capital expenditures that are necessary to maintain our pipeline system (as opposed to expanding or improving it) will reduce the amount of Cash from Operations. Therefore, if the general partner determines that a substantial portion of our capital expenditures were necessary to maintain our pipeline system, the amount of cash distributions that are deemed to constitute Cash from Operations might decrease and the amount of cash distributions that are Cash from Interim Capital Transactions might increase.

QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

        We will distribute to our unitholders and our general partner 100% of our Available Cash for each quarter. The amount of cash distributed will depend on our future performance.

DISTRIBUTIONS OF CASH FROM OPERATIONS

        Quarterly distributions of Cash from Operations will be divided as follows:

        First, 98% to all unitholders, pro rata, and 2% to the general partner, until all unitholders have received distributions of $0.59 per unit for such quarter (the "First Target Distribution");

        Second, 85% to all unitholders, pro rata, and 15% to the general partner, until all unitholders have received distributions of $0.70 per unit for such quarter (the "Second Target Distribution");

        Third, 75% to all unitholders, pro rata, and 25% to the general partner, until all unitholders have received distributions of $0.99 per unit for such quarter (the "Third Target Distribution"); and

        Thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

        The following table illustrates the allocation of Cash from Operations among the unitholders and the general partner for each quarter.

                                                         MARGINAL PERCENTAGE INTEREST IN DISTRIBUTION
                                        QUARTERLY        --------------------------------------------
                                       DISTRIBUTION            UNITHOLDERS       GENERAL PARTNER
                                       ------------            -----------       ---------------
First Target Distribution.........      up to $0.59                 98%                  2%

Second Target Distribution........    over $0.59 and up
                                          to $0.70                  85%                 15%

Third Target Distribution.........    over $0.70 and
                                         up to $0.99                75%                 25%

Thereafter........................      over $0.99                  50%                 50%

DISTRIBUTIONS OF CASH FROM INTERIM CAPITAL TRANSACTIONS

        Distributions of Cash from Interim Capital Transactions will be made 98% to all unitholders, pro rata, and 2% to the general partner until all distributions of Cash from Interim Capital Transactions since our initial public offering aggregate of $21.50 per unit. Thereafter, all distributions will be distributed as if they were Cash from Operations, and because the Target Distributions will have been reduced to zero, as described under "-Adjustment of the Target Distributions," the general partner's share of distributions of Available Cash will increase, in general, to 50% of all distributions of Available Cash. Notwithstanding the foregoing, if the Target Distributions have been reduced to zero as a result of distributions of Cash from Interim Capital Transactions and the holders of the Class A Common Units have ever failed to receive the First Target Distribution, distributions will first be made 98% to all holders of Class A Common Units and 2% to the general partner until there has been distributed in respect of each Class A Unit then outstanding (taking into account all prior distributions of Available Cash constituting Cash from

Operations) Available Cash constituting Cash from Operations since inception in an amount equal to the First Target Distribution for all periods since inception. To date, the holders of the Class A Common Units have always received at least the First Target Distribution.

        Distributions of Cash from Interim Capital Transactions will not reduce Target Distributions in the quarter in which they are distributed.

ADJUSTMENT OF THE TARGET DISTRIBUTIONS

        The Target Distributions will be proportionately adjusted if any combination or subdivision of units occurs (whether effected by a distribution payable in units or otherwise). In addition, if a distribution is made of Cash from Interim Capital Transactions, the Target Distributions will be adjusted downward by multiplying each amount, as the same may have been previously adjusted, by a fraction, the numerator of which is the Unrecovered Initial Unit Price (as defined below) immediately after giving effect to such repayment and the denominator of which is the Unrecovered Initial Unit Price immediately prior to such repayment. The "Unrecovered Initial Unit Price" is the amount by which $21.50 exceeds the aggregate per unit distributions of Cash from Interim Capital Transactions on the Class A Common Units. If and when the Unrecovered Initial Unit Price is zero, the Target Distributions each will have been reduced to zero.

        The Target Distributions may also be adjusted if legislation is enacted that causes us to become taxable as a corporation or otherwise subjects us to taxation as an entity for federal income tax purposes. In such event, the Target Distributions for each quarter thereafter would be reduced to an amount equal to the product of (i) each of the Target Distributions multiplied by (ii) one minus the sum of (x) the effective federal income tax rate to which we are subject as an entity (expressed as a fraction) plus (y) the effective overall state and local income tax rate to which we are subject as an entity (expressed as a fraction) for the taxable year in which such quarter occurs.

DISTRIBUTION OF CASH UPON LIQUIDATION

        When we dissolve or liquidate, our assets will be sold or otherwise disposed of, and the capital account balances of the unitholders and the general partner will be adjusted to reflect any resulting gain or loss. The proceeds of liquidation will first be applied to the payment of our creditors in the order of priority provided in our partnership agreement and by law and thereafter will be distributed to the unitholders and the general partner in accordance with their respective capital account balances, as adjusted.

        Generally, the holders of Class A Common Units will have no preference over the general partner or holders of Class B Units upon our dissolution and liquidation and will instead be entitled to share with the general partner and the holders of Class B Units in the remainder of our assets in proportion to their respective capital account balances as adjusted as provided in our partnership agreement. Any gain (or unrealized gain attributable to assets distributed in kind) will be allocated among the unitholders and the general partner as follows:

        First, to each unitholder and the general partner having a deficit balance in its capital account to the extent of and in proportion to such deficit balance;

        Second, any remaining gain would be allocated 98% to all unitholders, pro rata, and 2% to the general partner, until the capital account for each Class A Unit is equal to the Unrecovered Capital (as defined below) in respect of such Class A Unit;

        Third, any then remaining gain would be allocated 98% to the holders of Class B Units, pro rata, and 2% to the general partner until the capital account for each Class B Unit is equal to the Unrecovered Capital in respect of such Class B Unit;

        Fourth, any then remaining gain would be allocated 98% to all unitholders, pro rata, and 2% to the general partner until the capital account for each unit is equal to the sum of the Unrecovered Capital in respect of such unit plus any cumulative arrearages then existing in the First Target Distribution in respect of such unit for each quarter since inception;

        Fifth, any then remaining gain would be allocated 85% to all unitholders, pro rata, and 15% to the general partner until the capital account for each unit is equal to the sum of (a) the Unrecovered Capital in respect of such unit, plus (b) any cumulative arrearages then existing in the First Target Distribution in respect of such unit, plus
        (c) the excess of the Second Target Distribution over the First Target Distribution for each quarter since inception, less (d) the amount of any distributions of Available Cash constituting Cash from Operations in respect of such unit in excess of the First Target Distribution that were distributed 85% to the unitholders pro rata and 15% to the general partner for each quarter since inception ((b) plus (c) less (d) being the "Target Amount");

        Sixth, any then remaining gain would be allocated 75% to all unitholders, pro rata, and 25% to the general partner, until the capital account for each unit is equal to the sum of (a) the Unrecovered Capital in respect of each unit, plus (b) the Target Amount, plus (c) the excess of the Third Target Distribution over the Second Target Distribution for each quarter since inception, less (d) the amount of any distributions of Available Cash constituting Cash from Operations in respect of such unit in excess of the Second Target Distribution that were distributed 75% to the unitholders pro rata and 25% to the general partner for each quarter since inception; and

        Thereafter, any then remaining gain would be allocated 50% to all unitholders, pro rata, and 50% to the general partner.

        Unrecovered Capital with respect to a unit means, in general, the amount equal to the excess of (i) $21.50 over (ii) the aggregate per unit distributions of Cash from Interim Capital Transactions in respect of such unit. Any loss or unrealized loss will be allocated to the unitholders and the general partner first in proportion to the positive balances in the unitholders' and general partner's capital accounts until all such balances are reduced to zero, and, thereafter, to the general partner.

CERTAIN DEFINED TERMS

        The following terms have the respective meanings set forth below:

         "Available Cash" means, with respect to any calendar quarter, (i) the sum of (a) all cash receipts of Lakehead during such quarter from all sources (including distributions of cash received from the Operating Partnership) and
(b) any reduction in cash reserves established in prior quarters (either by reversal or utilization), less (ii) the sum of (aa) all cash disbursements of Lakehead during such quarter (excluding cash distributions to unitholders and to the general partner) and (bb) any cash reserves established in such quarter in such amounts as the general partner shall determine to be necessary or appropriate in its reasonable discretion (x) to provide for the proper conduct of the business of Lakehead (including cash reserves for possible rate refunds or future capital expenditures) or (y) to provide funds for distributions with respect to any of the next four quarters and (cc) any other cash reserves established in such quarter in such amounts as the general partner determines in its reasonable discretion to be necessary because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which Lakehead is a party or by which it is bound or its assets are subject. Taxes paid by Lakehead on behalf of, or amounts withheld with respect to, all or less than all of the unitholders shall not be considered cash disbursements of Lakehead that reduce "Available Cash," but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to such unitholders. Alternatively, in the discretion of the general partner, such taxes (if pertaining to all unitholders) may be considered to be cash disbursements of Lakehead that reduce "Available Cash," but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to unitholders. Notwithstanding the foregoing, "Available Cash" shall not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established after commencement of the dissolution and liquidation of Lakehead.

        "Cash from Interim Capital Transactions" means cash distributed by Lakehead in excess of the cumulative amount that is Cash from Operations.

        "Cash from Operations" means, at any date but prior to the commencement of the dissolution and liquidation of Lakehead, on a cumulative basis, the cash balance of Lakehead at December 27, 1991 (excluding any cash on hand from the exercise of the Underwriters' over-allotment option), plus all cash receipts of Lakehead from its operations (excluding any cash proceeds from Interim Capital Transactions) during the period since December 27, 1991 through such date less the sum of (a) all cash operating expenditures of Lakehead, including, without limitation, taxes paid by Lakehead as an entity after December 27, 1991, (b) all cash debt service payments of Lakehead during such period (other than payments or prepayments of principal and premium required by reason of loan agreements (including covenants and default provisions therein) or by lenders, in each case in connection with sales or other dispositions of assets or made in connection with refinancing or refunding of indebtedness, provided that any payment or prepayment of principal, whether or not then due, shall be determined at the election and in the discretion of the general partner to be refunded or refinanced by any indebtedness incurred or to be incurred by Lakehead simultaneously with or within 180 days prior to or after such payment or prepayment to the extent of the principal amount of such indebtedness so incurred), (c) all cash capital expenditures of Lakehead during such period necessary to maintain the service capability of our pipeline system, (d) an amount equal to the incremental revenues collected pursuant to a rate increase that are, at such date, subject to possible refund and for which the general partner has established a cash reserve, (e) any cash reserves outstanding as of such date that the general partner determines in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of items of the type referred to in (a) through (c) above, and (f) any cash reserves outstanding as of such date that the general partner determines to be necessary or appropriate in its reasonable discretion to provide funds for distributions with respect to any one or more of the next four quarters, all as determined on a consolidated basis after elimination of intercompany items and the general partner interest of the general partner in the Operating Partnership. Taxes paid by Lakehead on behalf of, or amounts withheld with respect to, all or less than all of the unitholders shall not be considered cash operating expenditures of Lakehead that reduce "Cash from Operations," but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to such unitholders. Alternatively, in the discretion of the general partner, such taxes (if pertaining to all unitholders) may be considered to be cash disbursements of Lakehead that reduces "Cash from Operations," but the payment or withholding thereof shall not be deemed to be a distribution to unitholders.

        "Interim Capital Transactions" means in general, extraordinary transactions that have an impact on the capital of Lakehead, which are defined in the Partnership Agreement to be (a) borrowings and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by Lakehead, (b) sales of equity interests by Lakehead and (c) sales or other voluntary or involuntary dispositions of any assets of Lakehead (other than (x) sales or other dispositions of inventory in the ordinary course of business, (y) sales or other dispositions of other current assets including accounts receivable or (z) sales or other dispositions of assets as part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of Lakehead.

                     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

        Certain conflicts of interest could arise as a result of the relationships among us, the general partner and Enbridge and its affiliates. The general partner makes all decisions relating to us. Some of the officers of the general partner who make such decisions may also be officers of Enbridge and its affiliates. In addition, Enbridge indirectly owns all of the capital stock of the general partner. The directors and officers of Enbridge have fiduciary duties to manage Enbridge, including its investments in its affiliates (including the general partner), in a manner beneficial to the shareholders of Enbridge. In general, the general partner has a fiduciary duty to manage us in a manner beneficial to the unitholders. However, our partnership agreement allows the general partner to take into account the interests of parties in addition to us and the unitholders in resolving conflicts of interest. Our partnership agreement also may restrict the remedies available to unitholders for actions taken that might otherwise constitute breaches of fiduciary duty. The duties of the directors and officers of the general partner and Enbridge to their shareholders and affiliates may, therefore, conflict with the duties of the general partner to the unitholders.

        Potential conflicts of interest could arise in the situations described below, among others:

        (a) The amount of cash expenditures, borrowings and reserves in any quarter may affect whether or the extent to which there is sufficient Cash from Operations to make distributions to the unitholders. In addition, the general partner's determination to make a capital expenditure to maintain our pipeline system or its determination as to what portion of a capital expenditure was made to maintain our pipeline system may have the same effect. Borrowings and issuances of additional units also increase the amount of Available Cash and, in the case of working capital borrowings, the amount of Cash from Operations. The Partnership Agreement provides that any borrowings by us, or the approval thereof by the general partner, will not constitute a breach of any duty by the general partner to us or the unitholders, including borrowings that have the purpose or effect of enabling the general partner to receive incentive distributions. Further, any actions taken by the general partner consistent with the standards of reasonable discretion set forth in the definitions of Available Cash, Cash from Operations and Interim Capital Transactions will not breach any duty of the general partner to us or the unitholders. See "Cash Distributions."

        (b) Under the terms of our partnership agreement and the partnership agreement of the Operating Partnership, the general partner will exercise its discretion in managing our business. As a result, the general partner is not restricted from paying Enbridge or its affiliates for any services rendered on terms that are fair and reasonable to us. The general partner will determine which of its direct or indirect costs (including costs allocated to the general partner by Enbridge and its affiliates) are reimbursable by us. Employees of Enbridge and its affiliates currently provide services to the general partner for our benefit pursuant to a Services Agreement among Enbridge (U.S.) Inc., an affiliate of Enbridge and the general partner. Substantially all of the shipments of crude oil and natural gas liquids delivered by the Lakehead System originate from the Enbridge System, and Enbridge handles all scheduling of shipments (including routes and storage) in coordination with us.

        (c) The general partner has certain varying percentage interests and priorities with respect to Available Cash. See "Cash Distributions." The timing and amount of cash receipts may be affected by various determinations made by the general partner under our partnership agreements (including, for example, those relating to the timing of any capital transaction, the establishment and maintenance of reserves, the timing of expenditures, the incurrence of debt and other matters).

        (d) Enbridge and its affiliates may from time to time offer to us the opportunity to acquire selected mature assets held by U.S. subsidiaries of Enbridge. The terms of any sales of assets from Enbridge or its affiliates to us will involve a conflict of interest. The general partner intends that any transactions will be subject to negotiation and approval by a special committee of independent members of our general partner's board of directors.

        (e) Neither of our partnership agreements nor any of the other contemporaneous agreements, contracts and arrangements between us, on the one hand, and the general partner, Enbridge and its affiliates, on the other hand, were or will be the result of arm's-length negotiations. The interests of the unitholders have not been represented by separate legal counsel in connection with the preparation of such agreements, contracts or arrangements.

        (f) The decision whether we or the general partner should purchase outstanding units at any time may involve the general partner or Enbridge in a conflict of interest.

        (g) Enbridge and its affiliates (other than the general partner) are expressly permitted by the terms of our partnership agreement to engage in any businesses and activities, including in certain instances, those in direct competition with us, except as described below under "-Restrictions on General Partner Activity."

        (h) As a matter of practice and whenever possible, the general partner limits the liability under our contractual arrangements to all assets, with the other party to have no recourse against the general partner or its assets other than its interest in us. In some circumstances, that may result in the terms of the transaction being less favorable to us than would otherwise be the case. Our partnership agreement provides that such action does not constitute a breach of the general partner's fiduciary obligations.

        (i) We are, and may in the future be, a party to various agreements to which the general partner and its affiliates, including Enbridge, are also parties and that provide certain benefits to us. However, unitholders do not have the right under these agreements to enforce directly the obligations of the general partner or of those affiliates in our favor. Therefore, the unitholders must depend upon the general partner to enforce those obligations, including obligations that it or its affiliates may owe to Lakehead.

RESTRICTIONS ON GENERAL PARTNER ACTIVITY

        The general partner's activities are restricted. The sole business of the general partner is to act as general partner of us and our Operating Partnership, to manage certain subsidiaries and to undertake ancillary activities. Further, our partnership agreement provides that no subsidiary of the general partner will engage in or acquire any business that is in direct material competition with the business as conducted at the time of our formation in 1991, subject to the exceptions set forth below. None of the instruments to which we or the Operating Partnership is a party imposes any restriction on the ability of Enbridge and its affiliates, other than the general partner, to engage in any business. Enbridge agreed, however, in a separate agreement (the "Distribution Support Agreement"), that for so long as an affiliate of Enbridge is the general partner of us and our Operating Partnership, Enbridge and its other subsidiaries will not engage in or acquire any business that is in direct material competition with our business as conducted at the time of our formation in 1991, subject to the following important exceptions:

        First, there is no restriction on the ability of Enbridge and its other subsidiaries to continue to engage in businesses, including the normal development of those businesses in the future, in which they were engaged as of December 1991 and that are or may be in the future in competition with us;

        Second, the scope of the competition restriction is limited geographically to those routes and products in respect of which we provided transportation as of December 1991. For example, Enbridge and its other subsidiaries would be permitted to acquire a pipeline business in which transportation is made over routes not served by us or involving products not transported by us as of December 1991;

        Third, Enbridge and its other subsidiaries may acquire any competitive business as part of a larger acquisition so long as the majority of the value of the business or assets acquired, in Enbridge's judgement, is not attributable to the competitive business; and

        Fourth, Enbridge and its other subsidiaries may acquire any competitive business if it is first offered for acquisition to us and we fail to approve, after submission to a unitholder vote, the making of such acquisition. The approval of the holders of a majority of the outstanding units (excluding any units held by the general partner and its affiliates) is required for us to exercise our right to accept such an offer.

        Except as specified above, Enbridge and its affiliates are not restricted by the terms of the Distribution Support Agreement or our partnership agreements from engaging in businesses that may be in competition with us. In addition, our partnership agreement specifically states that it will not constitute a breach of the general partner's fiduciary duty for Enbridge or its other subsidiaries to take advantage of any business opportunity in preference to or to the exclusion of us, except as specifically limited by the restrictions described above.

FIDUCIARY RESPONSIBILITIES OF THE GENERAL PARTNER

        The general partner is generally accountable to us and the unitholders as a fiduciary. Consequently, the general partner must exercise good faith and integrity in handling our assets and affairs. In contrast to the relatively well-developed state of the law concerning fiduciary duties owed by officers and directors to the shareholders of a corporation, the law concerning the duties owed by general partners to the other partners and to their partnerships is relatively undeveloped. The Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties that might otherwise be applied by a court in analyzing the standard of duty owed by general partners to limited partners. Our partnership agreement, as permitted by the Delaware Act, contains various provisions that have the effect of restricting the fiduciary duties that might otherwise be owed by the general partner to us and our partners. In addition, holders of Class A Common Units are deemed to have consented to certain actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under state law.

        Our partnership agreement provides that whenever a conflict of interest arises between the general partner or its affiliates, on the one hand, and us or any unitholder, on the other hand, the general partner will be authorized, in resolving such conflict or determining such action, to consider the relative interests of the parties involved in such conflict or affected by such action, any customary or accepted industry practices, if applicable, generally accepted accounting or engineering practices or principles and such additional factors as the general partner determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. The same considerations will apply whenever our partnership agreement requires the general partner to act in a manner that is fair and reasonable to us or the unitholders. Thus, unlike the strict duty of a trustee who must act solely in the best interests of his beneficiary, our partnership agreement permits the general partner to consider the interests of all parties to a conflict of interest, including the interests of the general partner and its affiliates, including Enbridge. Our partnership agreement also provides that in certain circumstances the general partner will act in its sole discretion, in good faith or pursuant to other appropriate standards.

        Our partnership agreement also provides that any standard of care and duty imposed on the general partner will be modified, waived or limited as required to permit the general partner to act under our partnership agreement and to make any decision pursuant to the authority prescribed in our partnership agreement so long as such action is reasonably believed by the general partner to be in our best interests. Further, our partnership agreement provides that the general partner will not be liable for monetary damages to us or the unitholders for errors of judgement or for any other acts or omissions if the general partner acted in good faith. We are required, under the terms of our partnership agreement, to indemnify the general partner and its officers, directors, employees and agents against liabilities, costs and expenses, if the general partner or such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. This indemnification provision could include indemnification of the general partner for its negligent acts.

        The Delaware Act provides that a limited partner may institute legal action on behalf of the partnership (a partnership derivative action) to recover damages from a third party where the general partner has refused to institute the action or where an effort to cause the general partner to do so is not likely to succeed. In addition, the statutory or case law of certain jurisdictions may permit a limited partner to institute legal action on behalf of himself or all other similarly situated limited partners (a class action) to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

        The fiduciary obligations of general partners is a developing area of the law. The general partner has not obtained an opinion of counsel covering the provisions set forth in our partnership agreement that purport to waive or restrict fiduciary duties of the general partner. Unitholders should consult their own legal counsel concerning the fiduciary responsibilities of the general partner and its officers and directors and the remedies available to unitholders.

                               TAX CONSIDERATIONS

        This section was prepared by Fulbright & Jaworski L.L.P., our tax counsel ("Counsel"), and addresses all material U.S. federal income tax consequences to individuals who are citizens or residents of the United States. Unless otherwise noted, this section is Counsel's opinion with respect to the matters set forth except for statements of fact and the representations and estimates of the results of future operations of the general partner included in such discussion as to which no opinion is expressed. Counsel bases its opinions on its interpretation of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations issued thereunder, judicial decisions, the facts set forth in this prospectus and factual representations made by the general partner. Counsel's opinions are subject to both the accuracy of such facts and the continued applicability of such legislative, administrative and judicial authorities, all of which authorities are subject to changes and interpretations that may or may not be retroactively applied.

        We have not requested a ruling from the Internal Revenue Service ("IRS") with respect to our classification as a partnership for federal income tax purposes or any other matter affecting us. Accordingly, the IRS may adopt positions that differ from Counsel's conclusions expressed herein. We may need to resort to administrative or court proceedings to sustain some or all of Counsel's conclusions, and some or all of these conclusions ultimately may not be sustained. The costs of any contest with the IRS will be borne directly or indirectly by some or all of the unitholders and the general partner. Furthermore, neither we nor Counsel can assure you that the tax consequences of investing in units will not be significantly modified by future legislation or administrative changes or court decisions. Any such modifications may or may not be retroactively applied.

        It is impractical to comment on all aspects of federal, state, local and foreign laws that may affect the tax consequences of the transactions contemplated by the sale of units made by this prospectus and of an investment in such units. Moreover, taxpayers such as tax-exempt entities, regulated investment companies and insurance companies may be subject to rules and regulations unique to their status or form of organization in addition to those rules and regulations described herein. A prospective unitholder should consult his own tax advisor about the tax consequences peculiar to his circumstances. Unless the context otherwise requires, references in this section to "Lakehead", "we" or "us" are references to both Lakehead and the Operating Partnership.

PARTNERSHIP STATUS

        An organization that is classified for U.S. federal income tax purposes as a partnership is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account in computing his U.S. federal income tax liability his allocable share of income, gains, losses, deductions and credits of the partnership, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted tax basis in his partnership interest.

        Counsel is of the opinion that, under current law, Lakehead and the Operating Partnership will each be classified as a partnership for U.S. federal income tax purposes. Counsel has rendered its opinion in reliance upon the accuracy of the following representations made by the general partner:

        1. Neither Lakehead nor the Operating Partnership has elected or will elect to be classified as an association taxable as a corporation.

        2. Lakehead and the Operating Partnership have been operated and will be operated in accordance with applicable state partnership statutes and their respective partnership agreements.

        3. For each taxable year, more than 90% of the gross income of Lakehead has been and will be income that is "qualifying income" within the meaning of
Section 7704(d) of the Code.

        Counsel's opinion as to the classification of Lakehead is based on the assumption that if the general partner ceases to be a general partner, any successor general partner (or general partners) will make and satisfy such representations. In this regard, if the general partner were to withdraw as a general partner at a time when there is no successor general partner, or if the successor general partner could not satisfy the above representations, then the IRS might attempt to classify Lakehead as an association taxable as a corporation.

        Counsel's opinion as to the partnership status of Lakehead is based principally upon its interpretation of Treasury Regulations under Section 7701 of the Code and Section 7704 of the Code, and upon the continuing accuracy of the representations made by the general partner described above.

        Section 7704 of the Code provides that publicly traded partnerships will, generally, be taxed as corporations. Section 7704 of the Code provides an exception to its general rule (the "Natural Resource Exception") in the case of a publicly traded partnership if 90% or more of its gross income for every taxable year consists of "qualifying income." Whether Lakehead will continue to meet the Natural Resource Exception is a matter to be determined by Lakehead's operations and the facts existing at the time of determination. However, the general partner will use its best efforts to cause Lakehead to operate in such fashion as is necessary for Lakehead to continue to meet the Natural Resource Exception.

        If Lakehead fails to meet the Natural Resource Exception (other than a failure determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery), Lakehead will be treated as if it had transferred all of its assets (subject to liabilities) to a newly formed corporation (on the first day in which it fails to meet the Natural Resource Exception) in return for stock in such corporation, and then distributed such stock to the Partners in liquidation of their interests in Lakehead. This contribution and liquidation should be tax-free to unitholders and Lakehead, so long as Lakehead, at such time, does not have liabilities in excess of the adjusted tax basis of its assets. Thereafter, Lakehead will be treated as an association taxable as a corporation for U.S. federal income tax purposes.

        If Lakehead is classified as a corporation for U.S. federal income tax purposes, Lakehead will be a separate taxpayer, and its income, gains, losses, deductions and credits will be reported on its own U.S. federal income tax return instead of being passed through to unitholders. Lakehead's net income will be subject to U.S. federal income tax at the applicable corporate rate. Distributions made to unitholders generally will be treated as either a taxable dividend to the extent of its current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, or, in the absence of earnings and profits, as a nontaxable return of capital to the extent of the unitholder's adjusted tax basis in his units and thereafter as taxable capital gain, provided the units are held as "capital assets" within the meaning of Section 1221 of the Code. Accordingly, the classification of Lakehead as an association taxable as corporation would result in a material reduction in a unitholder's cash flow and after-tax return.

        The discussion below is based on the assumption that Lakehead and the Operating Partnership will each be classified as a partnership for U.S. federal income tax purposes. If that assumption proves to be erroneous, most, if not all, of the tax consequences described below would not be applicable to unitholders, and distributions to unitholders would be materially reduced.

LIMITED PARTNER STATUS

        Unitholders who become limited partners pursuant to the provisions of our partnership agreement will be treated as partners of Lakehead for U.S. federal income tax purposes.

        Counsel is also of the opinion that (i) assignees who have executed and delivered transfer applications and are awaiting admission as limited partners and (ii) unitholders whose units are held in street name or by another nominee will be treated as partners for U.S. federal income tax purposes. As there is no direct authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver such transfer applications, Counsel's opinion does not extend to such persons. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive certain tax information or reports furnished to unitholders unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application with respect to such units.

        A beneficial owner of units whose units have been transferred to a "short seller" to complete a short sale would appear to lose his status as a partner with respect to such units for U.S. federal income tax purposes. See "-- Tax Treatment of Operations -- Treatment of Units Loaned to Cover Short Sales."

        Income, gain, losses, deductions and credits would not appear to be reportable by a unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by such a unitholder would be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in Lakehead for U.S. federal income tax purposes.

TAX CONSEQUENCES OF UNIT OWNERSHIP

Flow-Through of Taxable Income

        No U.S. federal income tax will be paid by Lakehead. Instead, each unitholder will be required to report on his income tax return his allocable share of income, gains, losses, deductions and credits without regard to whether he receives cash distributions. Consequently, a unitholder may be allocated income from Lakehead even if he has not received a cash distribution. Each unitholder will be required to report on his U.S. federal income tax return his allocable share of our income, gain, losses, deductions and credits for our taxable year ending with or within the taxable year of the unitholder.

Treatment of Lakehead Distributions

        Cash distributions by Lakehead generally will not be taxable to a unitholder for U.S. federal income tax purposes to the extent of his adjusted tax basis in his units immediately before the distribution. Cash distributions in excess of a unitholder's adjusted tax basis generally will be considered to be a gain from the sale or exchange of the units, taxable in accordance with the rules described under "Disposition of Class A Common Units " below. Any reduction in a unitholder's share of Lakehead's liabilities for which no partner, including the general partner, bears the economic risk of loss ("nonrecourse liabilities") will be treated as a distribution of cash to such unitholder. To the extent that distributions by Lakehead cause a unitholder's "at risk" amount, as determined under Section 465 of the Code, to be less than zero at the end of any taxable year, he must recapture as income in the year of such distributions any losses deducted in previous years. See "-- Limitations on Deductibility of Lakehead Losses."

        A decrease in a unitholder's percentage interest in Lakehead because of its issuance of additional units will decrease his share of Lakehead's nonrecourse liabilities, thus resulting in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his basis in his units, if such distribution reduces the unitholder's share of Lakehead's "unrealized receivables" (including depreciation recapture) and/or "substantially appreciated inventory items", as such terms are defined in Section 751 of the Code (collectively, "Section 751 Assets"). Our partnership agreement provides that recapture income will be allocated, to the extent possible, to the unitholders who were allocated the deductions giving rise to the treatment of gain as recapture income. Such allocations, along with allocations in accordance with principles under Section 704(c) of the Code, should minimize the risk to a holder of Class A Common Units of recognition of ordinary income under Section 751(b) of the Code upon a non-pro rata distribution of cash or property. The IRS may contend, however, that such a deemed exchange of Section 751 Assets has occurred and therefore, ordinary income must be recognized under Section 751(b) of the Code by unitholders on such a non-pro rata distribution of cash or other property.

Special Allocation of Gross Income

        As provided in our partnership agreement, the holders of Class A Common Units may be allocated amounts of gross income that would otherwise be allocated to the holders of Class B Units (the "Special Allocation"). With respect to taxable years 1999 and 2000, the amounts of the Special Allocations were $11 million and $13 million, respectively. Thereafter, the Special Allocation to be made each year will increase by $2 million every two years until the taxable year beginning with 2012, for which the Special Allocation will be $25 million for that year and for each taxable year thereafter. Notwithstanding the above, the Special Allocation will not be made (or will be reduced) in any taxable year to the extent that a purchaser of a Class A Common Unit in Lakehead's initial public offering would be allocated taxable income with respect to such taxable year that would exceed 65% of the amount of cash distributed to such a unitholder with respect to that taxable year. However, there can be no assurance that the ratio of taxable income to cash distributed with respect to any taxable year will not exceed 65%. Based on the current level of distributions, the general partner anticipates that the Special Allocation will be used in its entirety for the taxable year 2001. To the extent that the Special Allocation is not made in any year, it cannot be carried forward.

Tax Basis of Units

        A unitholder's initial tax basis in his units will be the amount paid for the units plus his share of Lakehead's nonrecourse liabilities. The initial tax basis will be increased by the unitholder's share of Lakehead's income and by increases in his share of Lakehead's nonrecourse liabilities. That basis will be decreased (but not below zero) by distributions from Lakehead, by the unitholder's share of Lakehead's losses and by the unitholder's share of expenditures of Lakehead that are not deductible in computing its taxable income and are not required to be capitalized. A limited partner will have no share of Lakehead's debt which is recourse to the general partner, but will have a share, generally based on his share of profits, of Lakehead's nonrecourse liabilities. See "-Disposition of Class A Common Units-Recognition of Gain or Loss."

Limitations on Deductibility of Lakehead Losses

        The deduction by a unitholder of his share of Lakehead's losses will be limited to the adjusted tax basis in his units (the "basis limitation") and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" under Section 465 of the Code (the ""at risk" limitation") with respect to Lakehead's activities, if that amount is less than his adjusted tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his "at risk" amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his adjusted tax basis or "at risk" amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the "at risk" limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the "at risk" limitation or basis limitation is no longer utilizable.

        Under Section 465 of the Code, a unitholder will generally be "at risk" to the extent of his adjusted tax basis in his units, excluding any portion of the basis attributable to his share of Lakehead's nonrecourse liabilities, reduced by any amount of money the unitholder borrowed to purchase his units if the lender of such borrowed funds owns an interest in Lakehead, is related to such unitholder or can look only to the purchased units for repayment. A unitholder's "at risk" amount will increase or decrease as the adjusted tax basis of the unitholder's units increases or decreases (other than tax basis increases or decreases attributable to increases or decreases in his share of Lakehead nonrecourse liabilities).

        The passive loss limitation under Section 469 of the Code generally provides that individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally activities in which the taxpayer does not materially participate) only to the extent of the taxpayer's income from such passive activities. The passive loss limitation is to be applied separately with respect to each publicly traded partnership. Consequently, a unitholder's allocable share of any passive losses generated by Lakehead, if any, will only be available to offset future passive income generated by Lakehead and will not be available to offset income from other passive activities or investments (including other publicly traded partnerships) or salary or active business income. Passive losses that are not deductible because they exceed the unitholder's allocable share of the income generated by Lakehead may be deducted in full when the unitholder disposes of his entire investment in Lakehead in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, such as the "at risk" limitation and the basis limitation.

Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." The IRS has announced that Treasury Regulations will be issued that characterize "net passive income" from a publicly traded partnership as "investment income" for purposes of the limitations on the deductibility of investment interest, and until such Treasury Regulations are issued, "net passive income" from a publicly traded partnership shall be treated as "investment income". Therefore, a unitholder's "net passive income" from Lakehead will be treated as "investment income" for this limitation on interest deductions. In addition, the unitholder's share of Lakehead's portfolio income will be treated as investment income. Investment interest expense includes (i) interest on indebtedness properly allocable to property held for investment,
(ii) a partnership's interest expense attributed to portfolio income and (iii) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

ALLOCATION OF LAKEHEAD'S INCOME, GAIN, LOSSES, DEDUCTIONS AND CREDITS

        In general, if Lakehead has a net profit, items of income, gain, losses, deductions and credits will be allocated among the general partner and the unitholders in accordance with their respective percentage interests in Lakehead. If Lakehead has a net loss, items of income, gain, losses, deductions and credits generally for both book and tax purposes will be allocated, first, to the general partner and the unitholders in accordance with their respective percentage interests to the extent of their positive capital accounts (as maintained under our partnership agreement), and second, to the general partner. In addition, by reason of the Special Allocation discussed in "-Tax Consequences of Unit Ownership-Special Allocation of Gross Income," there is a high probability that the holders of Class A Common Units will continue to be allocated amounts of gross income with respect to taxable years of Lakehead that would otherwise be allocated to the holders of Class B Units. Although Lakehead does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of Lakehead income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible. On a liquidating sale of assets, our partnership agreement provides separate gain and loss allocations designed, to the extent possible, (i) to eliminate a deficit in any unitholder's capital account and (ii) to produce capital accounts that, when followed on liquidation, will result in each unitholder recovering the Unrecovered Capital, and his distributive share of any additional value.

        Notwithstanding the above, as required by Section 704(c) of the Code, certain items of Lakehead's income, deduction, gain and loss will be specially allocated for U.S. federal income tax purposes to account for the difference between the adjusted tax basis and fair market value of property contributed to Lakehead by the general partner ("Contributed Property"), and to account for the difference between the fair market value of Lakehead's assets and their carrying value on Lakehead's books at the time of any offering made pursuant to this prospectus. In addition, certain items of recapture income will be allocated to the extent possible to the unitholder allocated the deduction or curative allocation (discussed below) giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some unitholders, but these allocations may not be respected by the IRS. If these allocations of recapture are not respected, the amount of the income or gain allocated to a unitholder will not change but instead a change in the character of the income allocated to the unitholder would result.

        Treasury Regulations permit curative allocations similar to those provided for by our partnership agreement. However, the application of those Treasury Regulations in the context of a publicly traded partnership existing at the time of promulgation is unclear. Because such curative allocations are consistent with Counsel's view of the purposes of Section 704(c) and with the principles of the Treasury Regulations, Counsel believes that it is unlikely that the IRS will challenge the curative allocations. However, if the IRS were to litigate the matter, it is uncertain whether the curative allocations would be respected by a court. Counsel believes that there is substantial authority (within the meaning of Section 6662 of the Code) for Lakehead's tax reporting position, and that no penalties would be applicable if the IRS were to litigate successfully against the curative allocations. Because Lakehead has a relatively low tax basis in its properties, a successful challenge by the IRS of the curative allocation would result in ratios of taxable income to cash distributions received by holders of Class A Common Units that are materially higher than the estimates that may be set forth in any accompanying Prospectus Supplement.

        Counsel is of the opinion that, with the exception of the curative allocations, the Special Allocation and the allocation of recapture income discussed above, will be respected for U.S. federal income tax purposes in determining each unitholder's allocable share of Lakehead's income, gain, loss and deduction. There are, however, uncertainties in the Treasury Regulations relating to allocations of partnership taxable items, and investors should be aware that some of the allocations in our partnership agreement may be successfully challenged by the IRS.

        If an allocation contained in our partnership agreement is not respected for U.S. federal income tax purposes, notwithstanding the opinion of Counsel, items of income, gain, loss, deduction and credit will be reallocated to the unitholders and the general partner in accordance with their respective interests in such items. Such reallocation among the unitholders and the general partner of such items of income, gain, loss, deduction and credit allocated under our partnership agreement could result in additional taxable income to the unitholders. If the Special Allocation is not given effect, the gross income subject to these allocations will be allocated to the holders of Class B Units.

TAX TREATMENT OF OPERATIONS

Income and Deductions in General

        Each unitholder will be required to report on his U.S. income tax return his allocable share of Lakehead's income, gain, loss, deduction and credit for the taxable year of Lakehead ending within or with the taxable year of the unitholder. Such items must be included on the unitholder's U.S. federal income tax return without regard to whether Lakehead makes a distribution of cash to the unitholder.

        A unitholder who owns units at any time during a quarter and who disposes of such units prior to the record date set for a distribution with respect to such quarter will be allocated items of Lakehead's income and gain attributable to the months in such quarter during which such units were owned but will not be entitled to receive such cash distribution.

Accounting Method and Taxable Year

        Lakehead uses the calendar year as its taxable year and the accrual method of accounting for U.S. federal income tax purposes.

Initial Tax Basis, Depreciation and Amortization

        The tax basis established for the various assets of Lakehead will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. The aggregate tax basis established for the assets contributed to Lakehead by the general partner was initially equal to the adjusted tax basis of the general partner in such assets immediately before their contribution to Lakehead. See "-Allocation of Lakehead's Income, Gain, Losses, Deduction and Credits."

        Lakehead has both tangible assets of substantial value (including the pipeline and related equipment) and rights of way of substantial value. Amortization deductions in respect of such assets are based on determinations as to their relative fair market values and useful lives by Lakehead. The IRS may
(i) challenge either the fair market values or the useful lives assigned to such assets or (ii) seek to characterize intangible assets as nonamortizable goodwill. If any such challenge or characterization were successful, the deductions allocated to a unitholder in respect of such assets would be reduced or eliminated and a unitholder's share of taxable income from Lakehead would be increased accordingly. Any such increase could be material.

Section 754 Election

        Lakehead has made the election permitted by Section 754 of the Code. Such an election is irrevocable without the consent of the IRS. The election generally permits a purchaser of Class A Common Units to adjust his share of the tax basis in Lakehead's properties ("inside basis") pursuant to Section 743(b) of the Code to fair market value (as reflected by his unit price). The 743(b) adjustment is attributed solely to a purchaser of Class A Common Units and is not added to the adjusted tax basis of Lakehead's assets. (For purposes of this discussion, a unitholder's inside basis in Lakehead's assets will be considered to have two components: (i) his share of Lakehead's actual basis in such assets ("Common Basis") and (ii) his Section 743(b) adjustment allocated to each such asset.)

        Treasury Regulations under Section 743 of the Code require, if the remedial allocation method is adopted, a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulations Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Our partnership agreement authorizes the general partner to adopt a convention to preserve the uniformity of units even if that convention is not consistent with certain Treasury Regulations. See "-- Tax Treatment of Operations -- Uniformity of Class A Common Units" below.

        Although Counsel is unable to opine as to the validity of such an approach, Lakehead intends to depreciate or amortize the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Section 704(c) built-in gain using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of such property, or treat that portion as non-amortizable to the extent attributable to property the Common Basis of which is not depreciable or amortizable. This method is consistent with the Treasury Regulation under Section 743 but is arguably inconsistent with Treasury Regulations Section 1.167(c)(1)(a)(6). To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Section 704(c) built in gain, Lakehead will apply the rules described in the Treasury Regulations and legislative history. If Lakehead determines that such position cannot reasonably be taken, Lakehead may adopt a depreciation or amortization convention under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to Common Basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in Lakehead's assets. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain unitholders. See "-Tax Treatment of Operations-Uniformity of Class A Common Units" below.

        The allocation of the Section 743(b) adjustment must be made in accordance with the principles of Section 1060 of the Code. Based on these principles, the IRS may seek to reallocate some or all of any Section 743(b) adjustment not allocated by Lakehead to goodwill. As an intangible asset, goodwill would be amortizable over a longer period of time than Lakehead's tangible assets.

        A Section 754 election is advantageous if the transferee's basis in his units is higher than such units' share of Lakehead's aggregate adjusted tax basis in its assets immediately prior to the transfer. In such case, pursuant to the election, the transferee would take a new and higher basis in his share of Lakehead's assets for purposes of calculating, among other items, his depreciation deductions and his share of any gain or loss on a sale of Lakehead's assets. Conversely, a Section 754 election is disadvantageous if the transferee's basis in such units is lower than such units' share of Lakehead's aggregate adjusted tax basis in its assets immediately prior to the transfer. Thus, the price that a unitholder will be able to obtain upon the sale of his units may be affected either favorably or adversely by the Section 754 election.

        The calculations involved in the Section 754 election are complex and will be made by Lakehead on the basis of certain assumptions as to the value of Lakehead's assets and other matters. There is no assurance that the determinations made by Lakehead will not be successfully challenged by the IRS and that the deductions attributable to them will not be disallowed or reduced. If the IRS requires a different basis adjustment to be made, and if, in the general partner's opinion, the expense of compliance exceeds the benefit of the election, the general partner may seek permission from the IRS to revoke the
Section 754 election. If such permission is granted, a purchaser of units subsequent to such revocation may incur an increased tax liability.

Alternative Minimum Tax

        Each unitholder will be required to take into account his distributive share of items of Lakehead's income, gain, loss, deduction and credit for purposes of the alternative minimum tax. A portion of Lakehead's depreciation deductions may be treated as an item of tax preference for this purpose.

        A unitholder's alternative minimum taxable income derived from Lakehead may be higher than his share of Lakehead's net income because Lakehead may use accelerated methods of depreciation for purposes of computing U.S. federal taxable income or loss. Prospective unitholders should consult with their tax advisors as to the impact of an investment in Class A Common Units on their liability for the alternative minimum tax.

Valuation and Tax Basis of Lakehead Property

        The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on estimates by the general partner of the relative fair market values, and determinations of the initial tax bases of the assets of Lakehead. Although the general partner may from time to time consult with professional appraisers with respect to valuation matters, many of the relative fair market value estimates will be made solely by the general partner. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are subsequently found to be incorrect, the character and amount of items of income, gain, loss, deductions and credits previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years.

Treatment of Units Loaned to Cover Short Sales

        A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of ownership of such units. If so, he would no longer be a partner with respect to those units during the period of such loan. As a result, during such period, any income, gain, deductions, losses and credits of Lakehead with respect to those units would appear not to be reportable by such unitholder, any cash distributions received by the unitholder with respect to those units would be fully taxable and all of such distributions would appear to be treated as ordinary income. Counsel has not rendered an opinion regarding the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units; therefore, unitholders desiring to assure their status as partners should modify their brokerage account agreements, if any, to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests.

        Other provisions of the Code affect the taxation of certain financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest (in other words, one in which gain would be recognized if it were sold, assigned or otherwise terminated at its fair market value) if the taxpayer or related persons enter into a short sale, an offsetting notional principal contract, or a futures or forward contract with respect to the partnership interest or substantially identical property. Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to a partnership interest, the taxpayer will be treated as having sold such position if the taxpayer or a related party then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

DISPOSITION OF CLASS A COMMON UNITS

Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's adjusted tax basis in the units sold. A unitholder's amount realized will be measured by the sum of the cash and the fair market value of other property received plus his share of Lakehead's nonrecourse liabilities. Since the amount realized includes a unitholder's share of Lakehead's nonrecourse liabilities, the gain recognized on the sale of units may result in a tax liability in excess of any cash received from such sale.

        Prior distributions by Lakehead in excess of cumulative net taxable income in respect of a Class A Common Unit that decreased a unitholder's adjusted tax basis in such Class A Common Unit will, in effect, become taxable income if the Class A Unit is sold at a price greater than the unitholder's adjusted tax basis in such unit, even if the price is less than his original cost.

        Except as noted below and provided the unit is held as a "capital asset" within the meaning of Section 1221 of the Code, gain or loss recognized by a unitholder (other than a "dealer" in units) on the sale or exchange of a unit will generally be taxable as capital gain or loss, and the gain or loss will generally be a long term capital gain or loss if the unit is held for more than one year. A substantial portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by Lakehead. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to "unrealized receivables", "inventory items" and depreciation recapture may exceed net taxable gain realized upon the sale of the unit and may be recognized even if there is a net taxable capital loss realized on the sale of the unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon disposition of units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of a corporation.

        The IRS has ruled that a partner acquiring interests in a partnership in separate transactions at different prices must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of some of the interests, a portion of that tax basis must be allocated to the interests sold using an equitable apportionment method. Although the ruling is unclear as to how the holding period of these interests is determined once they are combined, recently finalized Treasury Regulations allow a selling partner who can identify the partnership interest transferred with an ascertainable holding period to elect to use the actual holding period of the transferred interest. Thus, according to the ruling, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate the specific units sold for purposes of determining the holding period of the units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions should consult his tax advisor as to the possible consequences of the ruling and application of the final Treasury Regulations.

Allocations Between Transferors and Transferees

        In general, Lakehead's income, gain, losses, deductions and credits will be determined annually and will be prorated on a monthly basis and subsequently apportioned among the unitholders in proportion to the number of units owned by them as of the opening of the first business day of the month to which they relate. However, gain or loss realized on a sale or other disposition of Lakehead's assets other than in the ordinary course of business will be allocated among the unitholders as of the opening of the NYSE on the first business day of the month in which such gain or loss is recognized. As a result of this monthly allocation, a unitholder transferring units in the open market may be allocated income, gain, losses, deductions and credits accrued after the transfer.

        The use of the monthly conventions discussed above may not be permitted by existing Treasury Regulations and accordingly, Counsel does not opine on the validity of the method of allocating income, gain, losses, deductions and credits between the transferors and the transferees of Class A Common Units. If a monthly convention is not allowed by the Treasury Regulations (or only applies to transfers of less than all of the unitholder's units), income, gain, losses, deductions and credits of Lakehead might be reallocated among the unitholders. The general partner is authorized to revise Lakehead's method of allocation between the transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to conform to a method permitted by Treasury Regulations.

        A unitholder who owns units at any time during a quarter and who disposes of such units prior to the record date set for a distribution with respect to such quarter will be allocated items of Lakehead's income, gain, losses, deductions and credits attributable to such quarter during which such units were owned, but will not be entitled to receive such cash distribution.

Notification Requirements

        A unitholder who sells or exchanges units is required to notify Lakehead in writing of such sale or exchange within 30 days of the sale or exchange and in any event no later than January 15 of the year following the calendar year in which the sale or exchange occurred. Lakehead is required to notify the IRS of such transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects such sale through a broker. Additionally, a transferor and a transferee of a unit will be required to furnish statements to the IRS, filed with their U.S. federal income tax returns for the taxable year in which the sale or exchange occurred, which set forth the amount of the consideration received for such unit that is allocated to goodwill or going concern value of Lakehead. Failure to satisfy such reporting obligations may lead to the imposition of substantial penalties.

Constructive Termination

        Lakehead and the Operating Partnership will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in Lakehead capital and profits within a 12-month period. A termination of Lakehead will cause a termination of the Operating Partnership. A termination of Lakehead will result in the closing of Lakehead's taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of Lakehead's taxable year may result in more than 12 months' taxable income or loss of Lakehead being includable in his taxable income for the year of termination. New tax elections required to be made by Lakehead, including a new election under Section 754 of the Code, must be made subsequent to a termination, and a termination could result in a deferral of Lakehead deductions for depreciation. A termination could also result in penalties if Lakehead were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject Lakehead to, any tax legislation enacted prior to the termination.

Entity-level Collections

        If Lakehead is required or elects under applicable law to pay any federal, state or local income tax on behalf of any unitholder or former unitholder, the general partner is authorized to pay such taxes from Lakehead funds. Such payments, if made, will be deemed current distributions of cash to the unitholders and the general partner. The general partner is authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust subsequent distributions so that after giving effect to such deemed distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by Lakehead as described above could give rise to an overpayment of tax on behalf of an individual unitholder, in which event the unitholder could file a claim for credit or refund.

UNIFORMITY OF CLASS A COMMON UNITS

        Since Lakehead cannot match transferors and transferees of Class A Common Units, uniformity of the economic and tax characteristics of the Class A Common Units to a purchaser of such Class A Common Units must be maintained. In the absence of uniformity, compliance with a number of U.S. federal income tax requirements could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulations Section 1.167(c)-1(a)(6). Any such non-uniformity could have a negative impact on the value of a unitholder's interest in Lakehead.

        Consistent with the recently finalized Treasury Regulations under
Section 743, Lakehead intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property or Adjusted Property, as defined in our partnership agreement, (to the extent of any unamortized Section 704(c) built-in gain) using a rate of depreciation or amortization derived from the depreciation method and useful life applied to the Common Basis of such property, or treat that portion as non-amortizable to the extent attributable to property the Common Basis of which is not amortizable, consistent with the Treasury Regulations under Section 743, but despite its inconsistency with Treasury Regulations Section 1.167(c)-1(a)(6). See "-Disposition of Common Units-Section 754 Election" above. To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Section 704(c) built-in gain, Lakehead will apply the rules described in the Treasury Regulations and legislative history. If Lakehead determines that such position cannot reasonably be taken, Lakehead may adopt a depreciation convention under which all purchasers acquiring Class A Common Units in the same month would receive depreciation and amortization deductions, whether attributable to Common Basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in Lakehead's property. If such an aggregate approach is adopted, annual depreciation and amortization deductions might be lower than would otherwise be allowable to certain unitholders and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. Such convention will not be adopted if Lakehead determines that the loss of such depreciation and amortization deductions will have a material adverse effect on the unitholders. If Lakehead chooses not to utilize this aggregate method, Lakehead may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any Class A Common Units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If such a challenge were to be sustained, the uniformity of Class A Common Units may be affected, and gain from the sale of units might be increased without the benefit of additional deductions. See "-Disposition of Units- Recognition of Gain or Loss."

        Because of the Special Allocation of gross income to the Class A Common Units, the capital accounts underlying the Class A Common Units will likely differ, perhaps materially, from the capital accounts underlying the Class B Units. Our partnership agreement contains a method by which the general partner may cause the capital accounts underlying the

Class A Common Units to equal the capital accounts underlying the Class B Units. The general partner must be reasonably assured, based on advice of counsel, that the Class B Units and the Class A Common Units share the same intrinsic economic and U.S. federal income tax characteristics, in all material respects, before the Class A Common Units and the Class B Units will be treated as one class of units.

TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS

        Ownership of units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences.

        Employee benefit plans and most other organizations exempt from U.S. federal income tax (including individual retirement accounts and other retirement plans) are subject to U.S. federal income tax on unrelated business taxable income.

        Virtually all of the taxable income derived by such an organization from the ownership of a unit will be unrelated business taxable income and thus will be taxable to such a unitholder.

        A regulated investment company or mutual fund is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of Lakehead's gross income will qualify as such income.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States on account of ownership of units. As a consequence, they will be required to file U.S. federal income tax returns for their shares of Lakehead's income, gain, loss, deduction and credit and pay U.S. federal income tax at regular rates on such income.

        Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income that is effectively connected with the conduct of a U.S. trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to these partners. However, under rules applicable to publicly traded partnerships, Lakehead will withhold (currently at the rate of 39.6%) on actual cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to Lakehead's Transfer Agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for the taxes withheld. A change in applicable law may require Lakehead to change these procedures.

        Because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of Lakehead's income and gain (as adjusted for changes in the foreign corporation's "U.S. net equity") which are effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country with respect to which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under
Section 6038C of the Code.

        Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized on the disposition of such unit to the extent that such gain is effectively connected with a U.S. trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the disposition of a unit if that foreign unitholder has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

Lakehead Information Returns and Audit Procedures

        Lakehead intends to furnish each unitholder, within 90 days after the close of each calendar year, certain tax information, including a Schedule K-1, that sets forth each unitholder's allocable share of Lakehead's income, gain, loss, deduction and credit for the preceding taxable year of Lakehead. If Lakehead elects large partnership treatment under the Code, this tax information will be provided to unitholders by March 15th for the preceding taxable year of Lakehead as required. In preparing this information, which will generally not be reviewed by Counsel, the general partner will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the respective unitholder's allocable share of income, gain, loss, deduction and credit. See "Allocation of Lakehead's Income, Gain, Losses, Deductions and Credits," "Tax Treatment of Operations -- Initial Tax Basis, Depreciation and Amortization" and "Section 754 Election" and "Disposition of Class A Common Units -- Allocations Between Transferors and Transferees." There is no assurance that any such conventions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS. The general partner cannot assure prospective unitholders that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of the units.

        The U.S. federal income tax information returns filed by Lakehead may be audited by the IRS. Adjustments resulting from such audit may require each unitholder to file an amended tax return, and possibly may result in an audit of the unitholder's return. If Lakehead elects large partnership treatment, partnership adjustments would not result in unitholders having to file amended returns. Instead, these adjustments generally would flow through to the unitholders for the year in which the adjustment takes effect. Thus, the current year unitholders' share of current year partnership items of income, gains, losses, deductions and credits would be adjusted to reflect partnership audit adjustments that take effect in that year. In addition, in lieu of flowing adjustments through to its unitholders, Lakehead may elect to pay an imputed underpayment. In either case, unitholders could bear significant economic burdens associated with tax adjustments relating to periods predating their acquisition of units. Any audit of a unitholder's return could result in adjustments of not only Lakehead but also non-partnership items.

        Partnerships generally are treated as separate entities for purposes of U.S. federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit is determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement appoints the general partner as the Tax Matters Partner.

        The Tax Matters Partner will make certain elections on behalf of Lakehead and unitholders and can extend the statute of limitations for assessment of tax deficiencies against unitholders with respect to Lakehead items. The Tax Matters Partner may bind any unitholder with less than a 1% profits interest in Lakehead to a settlement with the IRS unless the unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (to which all the unitholders are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any unitholder having at least a 1% profits interest in Lakehead and by unitholders having, in the aggregate, at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his U.S. federal income tax return that is not consistent with the treatment of the item on Lakehead's return to avoid the requirement that all items be treated consistently on both returns. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties. Under the Code, partners in a partnership electing to be treated as a large partnership are required to treat all partnership items in a manner consistent with the partnership return.

        If Lakehead elects to be treated as a large partnership, each partner would take into account separately his share of the following items, determined at the partnership level: (i) taxable income or loss from passive loss limitation activities; (ii) taxable income or loss from other activities (such as portfolio income or loss); (iii) net capital gains (or net capital loss) to the extent allocable to passive loss limitation activities and other activities;
(iv) a net alternative minimum tax adjustment separately computed for passive loss limitation activities and other activities; (v) general credits; (vi) low-income housing credit; (vii) rehabilitation credit; (viii) tax-exempt interest; (ix) for certain partnerships, foreign taxes paid and foreign source partnership items; and (x) any other items designated by the IRS to be separately treated.

        A number of other changes to the tax compliance and administrative rules relating to partnerships that elect large partnership treatment have been made. As stated above, one provision requires that each partner in an electing large partnership take into account his share of any adjustments to partnership items in the year such adjustments are made. Under current law, adjustments relating to partnership items for a previous taxable year are taken into account by those persons who were partners in the previous taxable year. Alternatively, a partnership could elect to or, in some circumstances, could be required to, pay directly the tax resulting from any such adjustments. In either case, therefore, unitholders could bear significant economic burdens associated with tax adjustments relating to periods predating their acquisition of units. It is unlikely that Lakehead will elect to have these provisions apply because of the cost of their application.

Nominee Reporting

        Persons who hold units in Lakehead as a nominee for another person are required to furnish to Lakehead: (i) the name, address and taxpayer identification number of the beneficial owners and the nominee; (ii) whether the beneficial owner is (a) a person that is not a "United States person" (as defined in Section 7701 of the Code), (b) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or (c) a tax-exempt entity; (iii) the amount and description of the units held, acquired or transferred for the beneficial owners; and (iv) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of the net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are a "United States person" and certain information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to Lakehead. The nominee is required to supply the beneficial owner of the units with the information furnished to Lakehead.

Registration as a Tax Shelter

        The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that Lakehead will not be subject to the registration requirement on the basis that it will not constitute a tax shelter. However, the general partner, as principal organizer of Lakehead, has registered Lakehead as a tax shelter in the absence of assurance that Lakehead will not be subject to tax shelter registration and in light of the substantial penalties that might be imposed if registration is required and not undertaken. Lakehead has been issued the following shelter registration number 92008000124. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN LAKEHEAD OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. Lakehead must furnish the registration number to the unitholders, and a unitholder who sells or otherwise transfers a unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish such registration number to the transferee is $100 for each such failure. The unitholders must disclose the tax shelter registration number of Lakehead on Form 8271 to be attached to the U.S. federal income tax return on which any deduction, loss, credit or other benefit generated by Lakehead is claimed or income of Lakehead is included. A unitholder who fails to disclose the tax shelter registration number on his U. S. federal income tax return, without reasonable cause for such failure, will be subject to a $250 penalty for each such failure. Any penalties discussed herein are not deductible for U.S. federal income tax purposes.

Accuracy - Related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more of certain listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for such portion and that the taxpayer acted in good faith with respect to such portion.

        A substantial understatement of U.S. federal income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return with respect to which there is, or was, "substantial authority" or as to which there is reasonable basis and the pertinent facts are disclosed on the return. Certain more stringent rules apply to "tax shelters," a term that does not appear to include Lakehead. If any Lakehead item of income, gain, loss, deduction or credit included in the distributive shares of the unitholders might result in such an "understatement" of income for which no "substantial authority" exists, Lakehead must disclose the pertinent facts on its U.S. federal tax information. In addition, Lakehead will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their U.S. federal income tax returns to avoid liability for this penalty.

        A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

OTHER TAX CONSIDERATIONS

        Prospective investors should consider state and local tax consequences of an investment in Lakehead. Lakehead owns property and does business in Illinois, Indiana, Michigan, Minnesota, New York, North Dakota and Wisconsin. The unitholder will likely be required to file state income tax returns and/or to pay such taxes in such states and may be subject to penalties for failure to comply with such requirements. Some of the states may require that a partnership withhold a percentage of income from amounts that are to be distributed to a partner that is not a resident of the state. The amounts withheld, which may be greater or less than a particular partner's income tax liability to the state, generally do not relieve the non-resident partner from the obligation to file a state income tax return. In addition, an obligation to file tax returns or to pay taxes may arise in other states.

        IT IS THE RESPONSIBILITY OF EACH UNITHOLDER TO INVESTIGATE THE LEGAL AND TAX CONSEQUENCES, UNDER THE LAWS OF PERTINENT STATES AN LOCALITIES, OF HIS INVESTMENT IN US. ACCORDINGLY, EACH PROSPECTIVE UNITHOLDER SHOULD CONSULT, AND MUST DEPEND UPON, HIS OR HER OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THOSE MATTERS. FURTHER, IT IS THE RESPONSIBILITY OF EACH UNITHOLDER TO FILE ALL STATE AND LOCAL, AS WELL AS UNITED STATES FEDERAL, INCOME TAX RETURNS THAT MAY BE REQUIRED. COUNSEL HAS NOT RENDERED AN OPINION ON THE STATE OR LOCAL TAX CONSEQUENCES OF AN INVESTMENT IN US.

                INVESTMENT IN LAKEHEAD BY EMPLOYEE BENEFIT PLANS

        An investment in Lakehead by an employee benefit plan is subject to certain additional considerations because persons with discretionary control of assets of such plans (a "fiduciary") are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and transactions are subject to restrictions imposed by Section 4975 of the Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, Simplified Employee Pension Plans, and tax deferred annuities or Individual Retirement Accounts ("IRAs") established or maintained by an employer or employee organization. Among other things, consideration should be given to (i) whether such investment is prudent under Section 404(a)(1)(B) of ERISA, (ii) whether in making such investment such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA, and (iii) whether such investment will result in recognition of unrelated business taxable income by such plan. See "Tax Considerations-Tax-Exempt Organizations and Certain Other Investors." Fiduciaries should determine whether an investment in Lakehead is authorized by the appropriate governing instrument and is an appropriate investment for such plan.

        In addition, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in Lakehead, be deemed to own an undivided interest in the assets of Lakehead, with the result that the general partner would also be a fiduciary of such plan and Lakehead would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

        Section 406 of ERISA and Section 4975 of the Code (which also applies to IRAs that are not considered part of an employee benefit plan; i.e., IRAs established or maintained by individuals rather than an employer or employee organization) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties who are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan. Under Department of Labor regulations the assets of an entity in which employee benefit plans acquire equity interests would not be deemed "plan assets" if, among other things, (i) the equity interests acquired by employee benefit plans are publicly offered securities - i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities law, (ii) the entity is an "operating company" - i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital, or (iii) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA (such as government plans). Lakehead's assets are not expected to be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (i) above, and may also satisfy the requirements in
(ii) and (iii).

                              PLAN OF DISTRIBUTION

        We may sell the Class A Common Units to one or more underwriters for public offering and sale, or we may sell the Class A Common Units to investors directly or through agents. The applicable prospectus supplement will name any underwriter or agent involved in the offer and sale of the Class A Common Units.

        Underwriters may offer and sell the Class A Common Units at fixed prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may authorize underwriters acting as our agents to offer and sell the Class A Common Units upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of Class A Common Units, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Class A Common Units for whom they may act as agent. Underwriters may sell the Class A Common Units to or through dealers. Dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        The applicable prospectus supplement will disclose any underwriting compensation we pay to underwriters or agents in connection with the offering of the Class A Common Units, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the Class A Common Units may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on resale of the Class A Common Units may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against the contribution toward certain civil liabilities, including liabilities under the Securities Act.

        If a prospectus supplement so indicates, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase the Class A Common Units to which such prospectus supplement relates, providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount that may be purchased by any such institutional investor or on the number of the Class A Common Units that may be sold pursuant to such arrangements. Institutional investors include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as we may approve. The obligations of the purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (i) the purchase by an institution of the Class A Common Units shall not be prohibited under the applicable laws of any jurisdiction in the United States and (ii) if the Class A Common Units are being sold to underwriters, we shall have sold to such underwriters the total number of such Class A Common Units less the number thereof covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or our performance or such institutional investors thereunder.

        If a prospectus supplement so indicates, the underwriters engaged in an offering of Class A Common Units may engage in transactions that stabilize, maintain or otherwise affect the market price of the Class A Common Units at levels above those that might otherwise prevail in the open market. Specifically, the underwriters may over-allot in connection with the offering creating a short position in the Class A Common Units for their own account. For the purposes of covering a syndicate short position or pegging, fixing or maintaining the price of the Class A Common Units, the underwriters may place bids for the Class A Common Units or effect purchases of the Class A Common Units in the open market. A syndicate short position may also be covered by exercise of an over-allotment option, if one is granted to the underwriters. Further, the underwriters may impose a penalty bid on certain underwriters and dealers. This means that the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing Class A Common Units in transactions to cover syndicate short positions, in stabilization transactions or otherwise. The underwriters will not be required to engage in any of these activities and may discontinue any such activities, if commenced, at any time.

        Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

                                  LEGAL MATTERS

        The validity of the Class A Common Units is being passed upon by Fulbright & Jaworski L.L.P., as counsel for Lakehead. If the Class A Common Units are being distributed in an underwritten offering, certain legal matters will be passed upon for the Underwriters by counsel identified in the related prospectus supplement.

                                     EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Lakehead Pipe Line Partners, L.P. for the year ended December 31, 2000 and the audited consolidated statement of financial position of Lakehead Pipe Line Company, Inc. as of December 31, 2000 and 1999, incorporated in this prospectus by reference to the Current Report on Form 8-K of Lakehead Pipe Line Partners, L.P. dated April 27, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses, other than selling or underwriting discounts and commissions, we expect to incur in connection with the issuance and distribution of the Class A Common Units being registered. All amounts shown are estimated except the Securities and Exchange Commission registration fee. Lakehead will bear all such costs.

Securities and Exchange Commission registration fee...............    $125,000

New York Stock Exchange Listing Fee...............................      38,500

Accounting fees and expenses......................................      25,000

Legal fees and expenses...........................................     150,000

Printing and engraving expenses...................................      50,000

Transfer Agent's Fee..............................................       2,500

Miscellaneous.....................................................       4,000
                                                                      --------
       Total......................................................    $395,000
                                                                      ========

 ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Partnership agreements of Lakehead and the Operating Partnership provide that Lakehead or the Operating Partnership, as the case may be, will indemnify (to the fullest extent permitted by applicable law) certain persons (each, an "Indemnitee") from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgements, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any claim, demand, action, suit or proceeding to which the Indemnitee is or was an actual or threatened party and which relates to the Partnership agreement of Lakehead or the Partnership agreement of the Operating Partnership or the property, business, affairs or management of Lakehead and the Operating Partnership. This indemnity is available only if the Indemnitee acted in good faith, in a manner in which such Indemnitee believed to be in, or not opposed to, the best interests of Lakehead and the Operating Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Indemnitees include the general partner, any Departing Partner (as defined in the Partnership agreement of Lakehead or the Partnership agreement of the Operating Partnership), any affiliate of the general partner or any Departing Partner, any person who is or was a director, officer, employee or agent of the general partner or any Departing Partner or any affiliate of either, or any person who is or was serving at the request of the general partner, any Departing Partner, or any such affiliate as a director, officer, partner, trustee, employee or agent of another person. Expenses subject to indemnity will be paid by the applicable partnership to the Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification.

        Lakehead will, to the extent commercially reasonable, purchase and maintain insurance on behalf of the Indemnitees, whether or not Lakehead would have the power to indemnify such Indemnitees against liability under the applicable partnership agreement.

        Subject to any terms, conditions or restrictions set forth in the Partnership Agreement of Lakehead or the Partnership agreement of the Operating Partnership, Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

        Reference is made to Exhibit 1.1 hereto, which will contain provisions for indemnification of Lakehead, the general partner and its directors, officers, and any controlling persons, against certain liabilities for information furnished by the underwriters and/or agents, as applicable, expressly for use in a Prospectus Supplement.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER                DESCRIPTION
------                -----------
1.1*    --     Form of Underwriting Agreement

3.1     --     Certificate of Limited Partnership of Lakehead Pipe Line Partners, L.P.
               (incorporated herein by reference to Exhibit 3.1 to Lakehead Pipe Line
               Partners, L.P.'s Registration Statement on Form S-1 (File No. 33-43425))

4.1     --     Form of Certificate representing Class A Common Units (incorporated herein by reference to Exhibit 1 to the Lakehead Pipe Line Partners, L.P.'s Form 8-A/A
               (Amendment No. 2), dated May 2, 1997 (File No. 1-10934))

4.2     --     Amended and Restated Agreement of Limited Partnership of the Lakehead Pipe
               Line Partners, L.P., dated April 15, 1997 (incorporated herein by reference to
               Exhibit 2 to the Lakehead Pipe Line Partners, L.P.'s Form 8-A/A (Amendment No.
               2), dated May 2, 1997 (File No. 1-10934))

5.1     --     Opinion of Fulbright & Jaworski L.L.P. as to the legality of the securities

8.1     --     Opinion of Fulbright & Jaworski L.L.P. as to certain federal income tax matters

23.1    --     Consent of PricewaterhouseCoopers LLP

23.2    --     Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)

24.1    --     Powers of Attorney (included on signature page)

-----------

 * To be filed as an exhibit to a Current Report on Form 8-K.


ITEM 17. UNDERTAKINGS

A.      The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        - To include any prospectus required by Section 10(a)(3) of the Securities Act;

        - To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

        - To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

        provided, however, that the first two items of paragraphs A(l) above do not apply if the information required to be included in a post-effective amendment by those items is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Lakehead's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

D. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, in the State of Minnesota, on April 27, 2001.

                                    Lakehead Pipe Line Partners, L.P.

                                    By: Lakehead Pipe Line Company, Inc., as
                                        general partner

                                    By: /s/ J.R. BIRD
                                        ------------------------------------
                                               J.R. Bird
                                               (President)

        KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors and officers of Lakehead Pipe Line Company, Inc., the general partner of Lakehead Pipe Line Partners, L.P., a Delaware limited partnership, which is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitutes and appoints J.R. Bird and J.L. Balko, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Securities and Exchange Commission, it being understood that said attorney-in-fact and agents, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person and that each of the undersigned hereby ratifies and confirms all that said attorney-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates as indicated.

           SIGNATURE                          TITLE                          DATE
           ---------                          -----                          ----
       /s/ J.R. BIRD
  ---------------------------        President and Director
           J.R. Bird              (Principal Executive Officer)     April 27, 2001

      /s/ L.H. DeBRIYN
  ---------------------------
          L.H. DeBriyn             Vice President and Director      April 27, 2001


       /s/ J.L. BALKO                    Chief Accountant
  ---------------------------       (Principal Financial and
           J.L. Balko                  Accounting Officer)          April 27, 2001

     /s/ E.C. HAMBROOK
  ---------------------------
         E.C. Hambrook                      Director                April 27, 2001

       /s/ G.K. PETTY
  ---------------------------
           G.K. Petty                       Director                April 27, 2001


           SIGNATURE                          TITLE                      DATE
           ---------                          -----                      ----

      /s/ P.D. DANIEL
  ---------------------------
          P.D. Daniel                       Director                 April 27, 2001

      /s/ C.A. RUSSELL
  ---------------------------
          C.A. Russell                      Director                 April 27, 2001

     /s/ D.P. TRUSWELL
  ---------------------------
         D.P. Truswell                      Director                 April 27, 2001

                                  EXHIBIT INDEX

EXHIBIT
NUMBER         DESCRIPTION
------         -----------
1.1*    --     Form of Underwriting Agreement

3.1     --     Certificate of Limited Partnership of Lakehead Pipe Line Partners, L.P.
               (incorporated herein by reference to Exhibit 3.1 to Lakehead Pipe Line
               Partners, L.P.'s Registration Statement on Form S-1 (File No. 33-43425))

4.1     --     Form of Certificate representing Class A Common Units (incorporated herein by reference to Exhibit 1 to the Lakehead Pipe Line Partners, L.P.'s Form 8-A/A
               (Amendment No. 2), dated May 2, 1997 (File No. 1-10934))

4.2     --     Amended and Restated Agreement of Limited Partnership of the Lakehead Pipe
               Line Partners, L.P., dated April 15, 1997 (incorporated herein by reference to
               Exhibit 2 to the Lakehead Pipe Line Partners, L.P.'s Form 8-A/A (Amendment No.
               2), dated May 2, 1997 (File No. 1-10934))

5.1     --     Opinion of Fulbright & Jaworski L.L.P. as to the legality of the securities

8.1     --     Opinion of Fulbright & Jaworski L.L.P. as to certain federal income tax matters

23.1    --     Consent of PricewaterhouseCoopers LLP

23.2    --     Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)

24.1    --     Powers of Attorney (included on signature page)

-------------

 * To be filed as an exhibit to a Current Report on Form 8-K.